Exhibit 99.2

Pixelworks, Inc. 4Q 2025 Conference Call
Thursday, March 12, 2026
Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s fiscal year 2025 financial results conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry with Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining us on today’s call. With me on the call are Pixelworks’ Chairman and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for fiscal year 2025.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Thursday, March 12, 2026. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, the Company’s annual report on Form 10-K for the year ended December 31, 2025, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Please note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss.
With that, I will now turn the call over to Pixelworks’ CEO, Todd DeBonis, for his opening remarks.
Todd DeBonis
Thank you, Brett. Good afternoon and welcome to everyone joining us for today’s conference call.
As a foundation for discussing our go-forward business and strategy, I want begin today’s call with a review of our recently completed sale of the Company’s Shanghai-based subsidiary. Following a roughly year-long process, in October we signed a definitive purchase agreement to sell all of Pixelworks, Inc.’s ownership in its Shanghai semiconductor subsidiary to a special-purpose entity controlled by VeriSilicon. Then, on January 6th of this year, we announced the successful closing of the transaction, which resulted in net cash proceeds to Pixelworks of $51.0 million. The cash proceeds from the sale were received in early January and with the approximate $11 million we had on hand at the end of 2025 our cash balance starting this year was approximately $62 million. In addition there is still approximately $1.2 million in escrow for a tax dispute that looks to be resolved in our favor.
As outlined in my letter to shareholders last November, the rationale for the transaction was three-fold. First, it unlocked significant value for shareholders by monetizing a key asset that was exposed to increasingly complex business and geopolitical environments. In addition to repatriating the cash proceeds to the U.S., the transaction also completely eliminated all prior obligations of Pixelworks, Inc. to minority investors in the Shanghai subsidiary. Second, with the exit of the semiconductor hardware business, we are able to reposition Pixelworks a global technology licensing business, focused on cinematic visualization solutions – which I’ll talk more about in a minute. Lastly, the transaction meaningfully strengthened our balance sheet, increasing both the Company’s financial stability and flexibility. Without the financial and capital burdens associated with operating a resource-intensive semiconductor business based in China, Pixelworks can focus on expanding our core strengths in visualization enhancement solutions, pursuing new and existing licensing initiatives, and allocating capital to the highest ROI market opportunities.
Since the transaction closed in January, we have taken additional steps to transform the remaining organization. These included reducing headcount that primarily were supporting the Shanghai subsidiary as well as adding a few key hires, most notably the appointment of our new EVP of business development, Sevan Brown. We also made changes to Pixelworks’ Board of Directors to better align with and support our go-forward strategy.

Having provided that background, I want to frame what our business looks like today, post-transaction. We have effectively transformed Pixelworks into a lean, asset-light, global technology licensing company. We continue to have 100% ownership of a significant intellectual property portfolio, underpinned by over 60 issued and pending patents related to our TrueCut Motion grading platform as well as broader visual enhancement technologies. As of today, the company is comprised of less than 25 full-time employees, with roughly 60% being dedicated to R&D. To the extent we choose to grow the size of our team, it will be based upon demand for our technology as opposed to arbitrary growth targets.
Today and going forward, as a pure-play, technology licensing company, we are focused on providing a combination of new and existing cinematic visualization solutions that enable truly differentiated viewing experiences. Our current portfolio of solutions is anchored by Pixelworks’ TrueCut Motion platform, which continues to be utilized by leading filmmakers to enhance the cinematic experience across premium theatrical screens.
In 2025, we were credited with several notable releases featuring TrueCut Motion, including DreamWorks Animation’s The Bad Guys 2 and Universal Pictures’ Nobody 2 released to worldwide premium large format theaters. Additionally, Jurassic World Rebirth was showcased in TrueCut Motion format on CINITY premium screens, and then our motion grading technology was most recently used in Universal Picture’s theatrical release of Wicked: For Good.
As part of our refined strategy to accelerate expanded adoption of our TrueCut Motion platform, we are putting increased emphasis on supporting premium – visually stunning – films as they are released theatrically. Together with today’s growing premium large format theatrical experiences, these tent pole titles generate an outsized share of total theater box office sales. Further validating this fact is the rapidly growing number of premium large format, or PLF, screens – with the industry’s largest exhibitors allocating a majority of their new CapEx spending to expand their premium theatrical experiences. As such, we are pursuing further direct engagement with the leading premium exhibitors, who are naturally aligned with our objective of engaging studios and filmmakers to deliver more premium format content.
The initial results from these direct engagement efforts have been very positive. In January, we announced a partnership with Marcus Theatres to prioritize TrueCut Motion across their premium screens. For context, Marcus is the fourth largest theatre chain in the United States with nearly 1,000 screen across 78 cinema complexes operated under multiple different brands. Most recently, we secured a similar endorsement from ODEON Cinemas Group, the largest cinema operator in Europe and also an affiliate of AMC, to bring additional titles in TrueCut Motion format to their premium auditoriums.
We are currently in discussions with and expect to announce partnerships with additional leading premium exhibitors in the near future. Collectively, we anticipate these collaborations with exhibitors will result in increased demand for our TrueCut Motion format. Our near-term objective is to be associated with many of the most visually impactful titles released to theaters in a given year, which we believe will accelerate our path toward increased market awareness and expanded ecosystem partnerships.
With TrueCut Motion’s unique ability to enable the most authentic, high-fidelity viewing experience and growing number of premium screens, we continue to believe there is a large and compelling market opportunity for our motion grading technology and expertise.
The primary focus of our advanced algorithm team is to further expand the capabilities of our Motion Grading Tools both for productivity and picture quality. Today we are working on our most complex projects to-date, which is providing us with realtime feedback from our motion grading supervisors. In addition to this activity we have identified adjacent opportunities for our motion processing technology. We, like others, our leaning into the benefits that AI technology can bring to our development process.
In summary, the successful exit from our previous semiconductor business has enabled us to transform the company into a more nimble, scalable and asset-light organization that’s well capitalized. Our immediate strategic focus is enabling additional premium large format theatrical experiences, and currently have a growing demand for our TrueCut Motion grading services. I also want to emphasize that maintaining a robust balance sheet remains a high priority, and we are committed to prudently managing resources and efficiently utilizing our cash on operations as we work to build a broader and highly profitable licensing business centered around cinematic and visual enhancements solutions.
With that, I’ll turn the call to Haley to provide some additional financial details as well as our current balance sheet position.

Haley Aman
Thank you, Todd.
As Todd previously discussed, on January 6, 2026, we completed the transaction to sell all equity interest and associated assets of our Pixelworks Shanghai semiconductor subsidiary business. In December this business met all criteria to be considered held-for-sale, at which time the operating results of our Shanghai subsidiary became designated as discontinued operations. Therefore, the Company’s reported financial results contained in today’s press release for fiscal years 2024 and 2025 represent the Company’s results on a continuing operations basis.
With respect to the reported approximately $690,000 in revenue from continuing operations for fiscal year 2025, this is comprised entirely of revenue generated from our TrueCut Motion platform and related motion grading services.
With a large portion of our business prior to January 2026 now classified as discontinued operations, I will predominantly focus the remainder of my comments on continuing operations and the company’s financial position subsequent to the sale of the subsidiary on January 6, 2026.
Starting with the balance sheet, I want to briefly review several items that contributed to our current and projected cash balance. Following our previously announced and completed registered direct offering and sale of non-strategic patents during the fourth quarter, the continuing Company ended the year with approximately $11.2 million in cash and cash equivalents. Then, in January we closed the sale of Pixelworks’ Shanghai semiconductor subsidiary, resulting in cash proceeds to Pixelworks, net of transaction costs and withholding taxes paid in China, totaling approximately $51 million.
Hypothetically, had all of these items taken place before year-end, we would have entered 2026 with approximately $62 million. Subsequent to closing the sale of our Pixelworks’ Shanghai subsidiary, we paid-out all remaining transaction expenses, including accounting, legal and advisory fees as well as bonuses. We also completed a series of restructuring actions to streamline the remaining organization, which will result in recognizing certain severance costs in the first quarter. Lastly, we believe that a previously pending tax matter in China has been fully resolved, and we expect an additional approximately $1.2 million of cash proceeds from the transaction to be released from escrow in the coming weeks.
Taking all of these items into account – combined with expected results from continuing operations in the first quarter, we currently anticipate our cash and cash equivalents balance as of March 31st to be approximately $58 million. We believe this cash balance provides ample runway and flexibility to execute on our strategy of building a pure-play, technology licensing business. As such, in early March we elected to cancel our previously available, but recently unused, at-the-market stock facility.
Lastly with respect to the balance sheet, I want to reiterate that all previously reported liabilities and commitments, including redeemable non-controlling interest, associated with our prior Shanghai subsidiary were fully released in conjunction with the closed sale. The elimination of these prior contingencies will be reflected in the Company’s reported financials statements for the first quarter ending March 31.
Another important change to our financial profile going forward relates to operating expenses. As mentioned earlier, during the first quarter we took a number of actions to meaningfully reduce the company’s overall cost structure and streamline the continuing operations portion of the business. These measures included a reduction in head-count and associated organizational expenses, reflecting our transition to focus on technology licensing. As a result, we expect cash used for operating expenses to be approximately $2 million per quarter beginning in the second quarter.
Although we are not providing quarterly financial guidance, I would like to provide a high-level framework for thinking about the Company’s current cash position and anticipated near-term operating results. First, we expect to maintain cash operating expenses of $2 million or less – again, starting in the second quarter. Then, based on the current interest rate environment, we expect to generate at least $1.5 million of interest income annually from the cash currently on the balance sheet.
That completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.